CREDIT AGREEMENT

                           Dated as of March 27, 1998


                                     between


                               FINISHMASTER, INC.,

                                       and

                                    LDI, LTD.









                                                        -1-

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                                CREDIT AGREEMENT


      This Credit Agreement dated as of March 27, 1998 is entered into between FinishMaster, Inc., an Indiana corporation and LDI, Ltd., an Indiana limited partnership. The parties hereto agree as follows:


ARTICLE I:  DEFINITIONS

      1.1 Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

      As used in this Agreement:

      "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lender to the Borrower of the same Type and, in the case of Eurodollar Rate Advances, for the same Interest Period.

      "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of capital stock, by contract or otherwise.

      "Agreement" means this Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

      "Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

      "Applicable Eurodollar Margin" means, as at any date of determination, the Applicable Eurodollar Margin as defined in the Senior Credit Facility.

      "Applicable Floating Rate Margin" means, as at any date of determination, the Applicable Floating Rate Margin as defined in the Senior Credit Facility.

      "Authorized Officer" means any of the Chairman, President, Chief Financial Officer, Treasurer or Assistant Secretary of the Borrower, acting singly.

      "Borrower" means FinishMaster, Inc., an Indiana corporation, together with its successors and assigns, including a debtor-in-possession on behalf of the Borrower.

      "Borrowing Notice" is defined in Section 2.8 hereof.

      "Business Day" means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Indianapolis, Indiana and Chicago, Illinois and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Indianapolis, Indiana and Chicago, Illinois.

      "Closing Date" means the date on which the Revolving Loans are advanced hereunder.

      "Conversion/Continuation Notice" is defined in Section 2.10(D) hereof.

      "Default" means an event described in Article V hereof.

      "Dollar"  and "$" means  dollars  in the  lawful  currency  of the  United
States.

      "Eurodollar Base Rate" means, with respect to a Eurodollar Rate Loan for any specified Interest Period, either (i) the rate of interest per annum equal to the rate for deposits in U.S. Dollars in the approximate amount of such Eurodollar Rate Loan with a maturity approximately equal to such Interest Period which appears on Telerate Page 3750, or, if there is more than one such rate, the average of such rates rounded to the nearest 1/100 of 1%, as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period or (ii) if no such rate of interest appears on Telerate Page 3750 for any specified Interest Period, the rate at which deposits in U.S. Dollars are offered by NBD Bank, N.A. to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the pro rata share of NBD Bank, N.A. of such Eurodollar Rate Loan and having a maturity approximately equal to such Interest Period. The term "Telerate Page 3750" means the display designated as "Page 3750" on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association interest rate settlement rates for U.S. Dollars). Any Eurodollar Base Rate determined on the basis of the rate displayed on Telerate Page 3750 in accordance with the foregoing provisions of this subparagraph shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such service.

      "Eurodollar Rate" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period plus the then Applicable Eurodollar Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

      "Eurodollar Rate Advance" means an Advance which bears interest at the Eurodollar Rate.

      "Eurodollar Rate Loan" means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

      "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

      "Floating Rate" means, for any day for any Loan, a rate per annum equal to the Alternate Base Rate for such day, changing and as the Alternate Base Rate changes, plus the then Applicable Floating Rate Margin.

      "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

      "Floating Rate Loan" means a Loan, or portion thereof, which bears interest at the Floating Rate.

      "Interest Period" means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3) months or, six (6) months commencing on a Business Day selected by the Borrower pursuant to this Agreement; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month, as the case may be. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

      "Loan(s)" means, any Advance made pursuant to Section 2.2 and any Revolving Loans hereof, whether made or continued as or converted to Floating Rate Loans or Eurodollar Rate Loans.

      "Loan Documents" means this Agreement, the Note and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

      "Note" means the Revolving Note.

      "Obligations" means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Note or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

      "Payment Date" means the last Business Day of each calendar quarter.

      "Person" means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

      "Prime Rate" means the prime rate of interest announced by NBD Bank, N.A. from time to time, changing when and as said prime rate changes. The prime rate announced by NBD Bank, N.A. is merely an index rate and use of the term "prime rate" shall not imply that it is the lowest rate charged by NBD Bank, N.A. to any of its customers.

      "Rate Option" means the Eurodollar Rate of the Floating Rate.

      "Revolving Loan" is defined in Section 2.2 hereof.

      "Revolving Loan Commitment" means Ten Million and 00/100 Dollars, as reduced from time to time pursuant to the terms hereof.

      "Revolving Loan Termination Date" means March 27, 1999.

      "Revolving Note" means a promissory note, in substantially the form of Exhibit A hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Revolving Loan Commitment, including any amendment, restatement, modification, renewal or replacement of such Revolving Note.

      "Senior Credit Facility" means the credit facility evidenced by that certain Credit Agreement dated as of November 19, 1997 among FinishMaster, Inc., the institutions from time to time a party thereto and NBD Bank, N.A., as Agent.

      "Subordination Agreement" means that certain Supplemental Subordination Agreement dated March __, 1998 between LDI, Ltd., FinishMaster, Inc., and NBD Bank, N.A., as Agent for the lenders under the Senior Credit Facility (as the same may be amended from time to time), with respect to this Agreement.

      "Type" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Rate Loan.

      1.2 References. The existence throughout the Agreement of references to the Borrower's Subsidiaries is for a matter of convenience only. Any references to Subsidiaries of the Borrower set forth herein shall not in any way be construed as consent by the Lender or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.


ARTICLE II:  THE REVOLVING LOAN FACILITIES

      2.1. Purpose. The purpose of this Agreement is to set forth the terms and conditions upon which the Lender shall make the Revolving Loans.

      2.2 Revolving Loans. Prior to the Termination Date, the Lender jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in Dollars, in an amount not to exceed the Revolving Credit Commitment at such time (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans"). Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. The Revolving Loans made on the Closing Date shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans.

      2.3  [Reserved].

      2.4 Rate Options for all Advances. The Revolving Loans may be Floating Rate Advances or Eurodollar Rate Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.10. The Borrower may select, in accordance with Section 2.10, Rate Options and Interest Periods applicable to portions of the Revolving Loans and the Term Loans; provided that there shall be no more than eight (8) Interest Periods in effect with respect to all of the Loans at any time.

      2.5  Optional Payments; Mandatory Prepayments.

      (A) Optional Payments. The Borrower may from time to time repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances. Eurodollar Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in subsection (B) below, provided, that the Borrower may not so prepay Eurodollar Rate Advances unless it shall have provided at least three Business Days' written notice to the Lender of such prepayment.

      (B) Funding Indemnification. If any payment of a Eurodollar Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurodollar Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lender, the Borrower indemnifies each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Rate Advance.

      2.6 Reduction of Commitments. The Borrower may permanently reduce the Revolving Loan Commitment in whole, or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (unless the Revolving Loan Commitment is reduced in whole), upon at least one Business Day's written notice to the Lender, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lender to make Loans hereunder.

      2.7  [Reserved].

      2.8 Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Lender irrevocable notice in the form of Exhibit B hereto (a "Borrowing Notice") not later than 9:30 a.m. (Indianapolis time) (a) on the Borrowing Date of each Floating Rate Advance and (b) three Business Days before the Borrowing Date for each Eurodollar Rate Advance, specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto. The Borrower shall select Interest Periods so that, to the best of the Borrower's knowledge, it will not be necessary to prepay all or any portion of any Eurodollar Rate Advance prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance to (but not including) the date of repayment thereof at the Floating Rate, changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance.

      2.9 Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

      2.10 Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

      (A) Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.4 and this Section 2.10, to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Eurodollar Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

      (B) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Rate Loans. Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have given the Lender notice in accordance with Section 2.10(D) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

      (C) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.10(A) or Section 2.10(B), no Loan may be converted into or continued as a Eurodollar Rate Loan (except with the consent of the Lender) when any Default or Unmatured Default has occurred and is continuing.

      (D) Conversion/Continuation Notice. The Borrower shall give the Lender irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Loan into a Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than 10:00 a.m. (Indianapolis time) three Business Days prior to the date of the requested conversion or continuation, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued and the duration of the Interest Period applicable thereto.

      2.11 Default Rate. After the occurrence and during the continuance of a Default, at the option of the Lender, the interest rate(s) applicable to the Obligations shall be increased by two percent (2.0%) per annum above the Floating Rate or Eurodollar Rate, as applicable.

      2.12 Method of Payment. All payments of principal, interest, and fees hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Lender at the Lender's address specified herein, by 2:00 p.m. (Indianapolis time) on the date when due.

      2.13 Note. The Lender is authorized to record the principal amount of each of its Loans and each repayment with respect to its Loans on the schedule attached to the Note; provided, however, that the failure to so record shall not affect the Borrower's obligations under any such Note.

      2.14 Telephonic Notices. The Borrower authorizes the Lender to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Lender or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Lender a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Lender or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Lender, (i) the telephonic notice shall govern absent manifest error and (ii) the Lender or the Lender, as applicable, shall promptly notify the Authorized Officer who provided such confirmation of such difference.

      2.15 Promise to Pay; Interest Payment Dates; Interest and Fee Basis; Taxes; Loan and Control Accounts.

      (A) Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Note.

      (B) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on the last day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

      2.16 Termination Date. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied, and all financing arrangements among the Borrower and the Lender shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.


ARTICLE III:  CONDITIONS PRECEDENT

      3.1 Each Advance. The Lender shall not be required to make any Advance, unless on the applicable Borrowing Date there exists no Default or Unmatured Default and the representations and warranties contained in Article IV continue to be true and correct in all material respects.

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES

       In order to induce the Lender to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described herein, the Borrower represents and warrants as follows to each Lender and the Lender as of the Closing Date, and thereafter on each date as required by Article III.

      4.1 Organization; Corporate Powers. The Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in existence under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect, and
(iii) has all requisite corporate power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

      4.2 Authority. The Borrower and each of its Subsidiaries has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents.

      4.3 Enforceability. The Loan Documents are enforceable against the Borrower in accordance with their respective terms.

ARTICLE V:  DEFAULTS

      5.1 Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

      (A) Failure to Make Payments When Due. The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within three (3) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

      (B) Other Defaults. The Borrower shall default in the performance of or compliance with any term contained in this Agreement, and such default shall continue for thirty (30) days after the occurrence thereof.

      (C) Default as to Other Indebtedness. The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness the outstanding principal amount of which Indebtedness is in excess of $2,500,000 ("Cross Default Indebtedness"), or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Cross Default Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase such Cross Default Indebtedness or other required repurchase of such Cross Default Indebtedness, or permit the holder(s) of such Cross Default Indebtedness to accelerate the maturity of any such Cross Default Indebtedness or require a redemption or other repurchase of such Cross Default Indebtedness; or any such Cross Default Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

      (D)  Involuntary Bankruptcy; Appointment of Receiver, Etc.

                  (i) An involuntary case shall be commenced against the Borrower or any of the Borrower's Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of the Borrower's Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

                  (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of the Borrower's Subsidiaries or over all or a substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of the Borrower's Subsidiaries or of all or a substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

      (E) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any of the Borrower's Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.

      (F) Judgments and Attachments. Any money judgment(s) (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $2,500,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

      (G) Dissolution. Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

      (H) Loan Documents. At any time, for any reason, any Loan Document as a whole that materially affects the ability of the Lender to enforce the Obligations ceases to be in full force and effect or the Borrower or any of the Borrower's Subsidiaries party thereto seeks to repudiate its obligations thereunder.

      A Default shall be deemed "continuing" until cured or until waived in writing in accordance with Section 6.3.


ARTICLE VI:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS
AND REMEDIES

      6.1 Termination of Commitments;  Acceleration. If any Default described in
Section 5.1(D) or 5.1(E) occurs with respect to the Borrower, the obligations of the Lender to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Default occurs, the Lender may terminate or suspend the obligations of the Lender to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

      6.2 Amendments. Subject to the provisions of this Article VI, the Lender and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lender or the Borrower hereunder or waiving any Default hereunder.

      6.3 Preservation of Rights. No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender required pursuant to Section 6.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.

ARTICLE VII:  GENERAL PROVISIONS

      7.1 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

      7.2 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

      7.3 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Lender and supersede all prior agreements and understandings among the Borrower, and the Lender relating to the subject matter thereof.

      7.4  Expenses; Indemnification.

      (A) Expenses. The Borrower shall reimburse the Lender for any reasonable costs, charges for internal legal services and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Lender, which attorneys and paralegals may be employees of the Lender) paid or incurred by the Lender in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Lender for any costs, internal charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Lender, which attorneys and paralegals may be employees of the Lender) paid or incurred by the Lender in connection with the collection of the Obligations and enforcement of the Loan Documents.

      (B) Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Lender and each of their respective Affiliates, and each of the Lender's, or Affiliate's respective officers, directors, employees, attorneys and Lender (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

                  (i) this Agreement,  or any act, event or transaction  related or attendant thereto or to the making of the Loans; or

                  (ii) any liabilities, obligations,  responsibilities,  losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any environmental, health or safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "Indemnified Matters");

provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused solely by or resulting solely from the willful misconduct or Gross Negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Loan Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

      (C) Survival of Agreements. The obligations and agreements of the Borrower under this Section 10.7 shall survive the termination of this Agreement.

      7.5 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

      7.6 GOVERNING LAW. ANY DISPUTE BETWEEN THE BORROWER AND THE LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF INDIANA.

      7.7  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

      (A) JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, MAY BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS

LOCATED IN INDIANAPOLIS, INDIANA, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF INDIANAPOLIS, INDIANA. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

      (B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

      (C) VENUE. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

      (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      7.8 SUBORDINATION. THE OBLIGATIONS UNDER THIS AGREEMENT ARE SUBORDINATED TO CERTAIN SENIOR INDEBTEDNESS TO THE EXTENT AND ON THE TERMS SET FORTH IN THE SUBORDINATION AGREEMENT.


ARTICLE VI:  NOTICES

      6.1 Giving Notice. Except as otherwise permitted herein, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

      6.2 Change of Address. The Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


ARTICLE VII:  COUNTERPARTS

      This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower and the Lender.


                  [Remainder of This Page Intentionally Blank]

      IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.


                                      FINISHMASTER, INC.,
                                        as the Borrower



                                      By: /s/ Roger A. Sorokin
                                          ------------------------------
                                          Roger A. Sorokin,
                                          Vice President Finance

                                      Address:
                                      4259 40th Street
                                      Kentwood, Michigan  49512

                                      Attention:  Roger A. Sorokin
                                      Telephone No.: 616-949-0607
                                      Facsimile No.: 616-949-1264



                                      LDI, LTD.,
                                      as Lender

                                      By:      LDI Management, Inc.
                                          ------------------------------

                                      By:      /s/ Andre B. Lacy
                                          ------------------------------
                                               Andre B. Lacy, Chairman and CEO

                                      Address:
                                      54 Monument Circle
                                      Indianapolis, Indiana  46204
                                      Attention:  Andre B. Lacy
                                      Telephone No.: 317-237-2272
                                      Facsimile No.: 317-237-5430

                                    EXHIBIT A
                                       TO
                                CREDIT AGREEMENT

                             Form of Revolving Note

THE OBLIGATIONS UNDER THIS NOTE ARE SUBORDINATED TO CERTAIN SENIOR INDEBTEDNESS TO THE EXTENT AND ON THE TERMS SET FORTH IN THAT CERTAIN SUPPLEMENTAL SUBORDINATION AGREEMENT DATED AS OF MARCH 27, 1998, BY AND AMONG LDI, LTD., FINISHMASTER, INC. AND NBD BANK, N.A., AS AGENT, AS SUCH AGREEMENT IS FROM TIME TO TIME AMENDED.

                                 REVOLVING NOTE


U.S. $10,000,000                                           Indianapolis, Indiana
                                                                  March 27, 1998


      FOR VALUE RECEIVED, the undersigned, FINISHMASTER, INC., an Indiana corporation (the "Borrower"), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of LDI LTD., an Indiana limited partnership (the "Lender") the principal sum of TEN MILLION DOLLARS ($10,000,000), or, if less, the aggregate unpaid amount of all "Revolving Loans" (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to Section 2.2 of the "Credit Agreement" (as defined below) on the "Revolving Loan Termination Date" (as defined in the Credit Agreement), or on such earlier date as may be required by the terms of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

           The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

           Both principal and interest are payable in lawful money of the United States of America to the Agent (as defined below), to such domestic account as the Agent may designate, in same day funds. At the time of each Revolving Loan, and upon each payment or prepayment of principal of each Revolving Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender's own books and records, in each case specifying the amount of such Revolving Loan, the respective Interest Period thereof, in the case of Eurodollar Rate Loans, or the amount of principal paid or prepaid with respect to such Revolving Loan, as the case may be; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the Borrower hereunder or under the Credit Agreement.

           This Revolving Note is one of the "Revolving Note" referred to in, and is entitled to the benefits of, the Credit Agreement dated as of March 27, 1998 (as amended, restated, supplemented or modified from time to time, the "Credit Agreement") among the Borrower and the Lender. The Credit Agreement, among other things, (i) provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time the outstanding U.S. Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Loan being evidenced by this Revolving Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof, without penalty or premium, upon the terms and conditions therein specified.

           Demand, presentment, protest and notice of nonpayment are hereby waived by the Borrower.

           Whenever in this Revolving Note reference is made to the Agent, the Lender or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns permitted pursuant to the Credit Agreement. The provisions of this Revolving Note shall be binding upon and shall inure to the benefit of said successors and assigns. Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for Borrower.

           This Revolving Note shall be governed by, interpreted and enforced, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (without regard to the conflicts of law provisions) of the State of Indiana.


                                         FINISHMASTER, INC.


                                         By: /s/ Roger A. Sorokin
                                            ------------------------------
                                              Name:    Roger A. Sorokin
                                              Title:   Vice President - Finance

             SCHEDULE OF REVOLVING LOANS AND PAYMENTS OR PREPAYMENTS

                                              Amount of
                                   Interest   Principal  Unpaid
          Amount of     Type of    Period/    Paid or    Principal    Notation
Date      Loan          Loan       Rate       Prepaid    Balance      Made By
----      ----          ----       ----       -------    -------      -------

                                    EXHIBIT B
                                       TO
                                CREDIT AGREEMENT

                            Form of Borrowing Notice


TO: LDI, LTD., as lender (the "Lender"), under that certain Credit Agreement dated as of March 27, 1998 (the "Credit Agreement") by and among FinishMaster, Inc. (the "Borrower") and the Lender (such Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement")

           The Borrower hereby gives to the Lender a Borrowing Notice pursuant to Section 2.8 of the Credit Agreement, and Borrower hereby requests to borrow on , (the "Borrowing Date") from the Lender on a pro rata basis an aggregate principal amount of:

           $                          in Revolving Loans as a
                  ---
                  ---Floating Rate Advance

                  ---
                  ---Eurodollar Advance

                  o         Applicable Interest Period of              month(s).

           The Borrower hereby represents and warrants that the conditions contained in Article III have been satisfied.

           Unless  otherwise  defined  herein,   terms  defined  in  the  Credit
Agreement shall have the same meanings in this Notice.

                                            Dated:                         ,

                                            FINISHMASTER, INC.


                                            By:
                                               ------------------------------
                                            Name:
                                            Title:











                                                        -1-